UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ALTISOURCE ASSET MANAGEMENT CORPORATION
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

November 14, 2022
Dear Stockholder:
On behalf of the Board of Directors, I cordially invite you to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (the “Company”). We have adopted a hybrid format for our Annual Meeting that includes both an in-person and virtual meeting. The Annual Meeting will be held in-person at the Company’s office, located at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820 on December 14, 2022 at 9:30 a.m., Atlantic Standard Time, and will also be broadcast simultaneously online via live webcast. You may access the live webcast by visiting www.virtualshareholdermeeting.com/AAMC2022AM, where you will be able to listen to the meeting live and vote online. Please note, however, that only stockholders who attend the Annual Meeting in-person will be permitted to ask questions during the Annual Meeting. The matters to be considered by stockholders at the Annual Meeting are described in detail in the accompanying materials.
It is very important that you be represented at the Annual Meeting regardless of the number of shares you own. We urge you to promptly complete and return your proxy card prior to the Annual Meeting in one of the manners described in the accompanying materials even if you plan to attend the Annual Meeting. This will not prevent you from voting at the Annual Meeting or online but will ensure that your vote is counted if you are unable to attend.
Your support of and interest in the Company is sincerely appreciated.
Sincerely,
/s/ Jason Kopcak
Jason Kopcak
Chief Executive Officer

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS AND IMPORTANT NOTICE
REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 14, 2022
NOTICE
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Altisource Asset Management Corporation (the “Company”) will be held in-person at the Company’s office located at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820 on December 14, 2022 at 9:30 a.m., Atlantic Standard Time, and will also be broadcast simultaneously online via live webcast. You may access the live webcast by visiting www.virtualshareholdermeeting.com/AAMC2022AM, where you will be able to listen to the meeting live and vote online. Please note, however, that only stockholders who attend the Annual Meeting in-person will be permitted to ask questions during the Annual Meeting. If you chose to attend the Annual Meeting online, we encourage you to allow ample time for online check-in, which will open at approximately 9:15 a.m., Atlantic Standard Time.
PURPOSE
1.
To consider and vote upon the election of four (4) nominees to the board of directors of the Company (the “Board of Directors”) to serve until the 2023 annual meeting of stockholders and/or until their successors are duly elected and qualified;

2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2022;
3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement;
4.	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
PROCEDURES
•	Our Board of Directors has fixed the close of business on October 26, 2022 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.
•	Only stockholders of record at the close of business on the record date will be entitled to receive notice of and vote at the Annual Meeting.
•
The proxy statement for our Annual Meeting will be mailed to stockholders on or about November 14, 2022 and will also be made available on our website at www.altisourceamc.com under the section entitled “Stockholders – Financial Information.” The Annual Report on Form 10-K for the year ended December 31, 2021 was filed with the Securities and Exchange Commission (“SEC”) on March 31, 2022, and an amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2021 with Part III information was filed with the SEC on May 2, 2022, and each has been posted on our website at www.altisourceamc.com under the section entitled “Stockholders – Financial Information.” Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a website that does not identify or track visitors of the site, by entering the 16 digit Control Number found on your Beneficial Notice Card or on your Proxy Card in the space provided.

By Order of the Board of Directors,
/s/ Kevin F. Sullivan
Kevin F. Sullivan
Corporate Secretary
November 14, 2022
Christiansted, United States Virgin Islands

ALTISOURCE ASSET MANAGEMENT CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
General Information
We have made this proxy statement (“Proxy Statement”) available to you on or about November 14, 2022 as a holder of common stock of Altisource Asset Management Corporation, a U.S. Virgin Islands corporation (“we,” “us,” “our,” “AAMC” or the “Company”), because our board of directors (the “Board of Directors” or “Board”) is soliciting your proxy to be used at our 2022 Annual Meeting of Stockholders and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held in-person at the Company’s office located at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820 on December 14, 2022 at 9:30 a.m., Atlantic Standard Time, and will also be broadcast simultaneously online via live webcast. You may access the live webcast by visiting www.virtualshareholdermeeting.com/AAMC2022AM, where you will be able to listen to the meeting live and vote online. Please note, however, that only stockholders who attend the Annual Meeting in-person will be permitted to ask questions during the Annual Meeting. If you chose to attend the Annual Meeting online, we encourage you to allow ample time for online check-in, which will open at approximately 8:15 a.m., Atlantic Standard Time.
At the Annual Meeting, our stockholders will be asked to consider and vote upon (1) the election of four (4) directors to serve until the 2023 annual meeting of stockholders and/or until their successors are duly elected and qualified, (2) the ratification of the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2022, and (3) the approval, on an advisory basis, of the compensation of the Company’s named executive officers (“NEOs”), as disclosed in this Proxy Statement.
If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
Proxies to be exercised at the Annual Meeting are being solicited by and on behalf of our Board. Our directors, officers, employees and other agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or other personal contact. We will bear the cost of the solicitation of proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.
Explanatory Note
We are a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to provide in this proxy statement certain scaled disclosures permitted under the Exchange Act for smaller reporting companies.
Proxy Materials
On or about November 16, 2022, we will mail the proxy materials consisting of this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2021 (together with our Form 10-K/A, the “2021 Annual Report”). We also expect our proxy documents to be made available to stockholders on or about November 14, 2022 though the Stockholders – Financial Information” link on our website at www.altisourceamc.com or through www.proxyvote.com. Our 2021 Annual Report was filed with the SEC and made available on our website on March 31, 2022, and the amendment to our 2021 Annual Report on Form 10-K/A for the year ended December 31, 2021 was filed with the SEC and made available on our website on May 2, 2022.
Stockholders of Record. If your shares are registered in your own name, you will receive a full set of the proxy documents in the mail. As a stockholder of record, you have the right to vote at the Annual Meeting, in-person or via the virtual meeting website, or to be represented by proxy at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the proxy card.
Beneficial Stockholders. If your shares are not registered in your name, you should receive proxy materials and a voting instruction form from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions. As the beneficial owner, you have the right to direct your bank, broker or other holder of record how to vote your shares by using the voting instructions you received.

Voting Procedures
If you are a holder of record of our common stock at the close of business on October 26, the record date for the Annual Meeting, you may vote by completing and returning your proxy by mail or by using the Internet or telephone. You may submit your proxy by mail by marking your vote on the enclosed proxy card, then following the instructions on the card. To submit your proxy using the Internet or by telephone, see the instructions on the proxy card and have the proxy card available when you access the Internet website or place your telephone call. If you are authorizing a proxy to vote your shares over the Internet or by telephone, you will need to provide the control number that is printed on the proxy card that you receive.
If you are the beneficial owner of shares held in “street name” by a bank or broker and wish to vote at the Annual Meeting, you will need to provide the control number that is printed on the proxy card that you receive when you attend the Annual Meeting.
Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.
How a Proxy Works
All valid proxies received prior to the meeting will be voted in accordance with your instructions on the proxies, unless such proxies previously have been revoked. If you submit a proxy card with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:
•	“FOR” each of the four (4) nominees for director listed in this Proxy Statement (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three).
With regard to any other business that properly comes before the Annual Meeting, each proxy received will be voted in the discretion of the persons appointed as proxies.
By returning a signed proxy card by mail or by duly submitting a proxy by Internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named on the proxy card as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority of the votes cast.
How to Revoke your Proxy
A registered stockholder who has returned a proxy card may revoke it at any time before it is exercised at the Annual Meeting by:
•	prior to the start of the Annual Meeting, filing a written notice of revocation with our Corporate Secretary at the following address:
Kevin F. Sullivan, Corporate Secretary
Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
•	submitting a new, properly executed proxy bearing a later date;
•	voting again via the Internet or telephone; or
•
attending the Annual Meeting, in-person or via the virtual meeting website, and voting at the meeting. Attending the Annual Meeting will not, by itself, revoke a properly executed proxy; you must vote at the Annual Meeting to revoke a prior proxy.

If your shares are held by a bank or broker and you have instructed such bank or broker to vote your shares, you must follow directions received from your bank or broker to change your voting instructions or revoke your proxy.

Who May Vote
You are entitled to vote at the Annual Meeting or any postponement or adjournment thereof if you are a holder of record of our common stock at the close of business on October 26, 2022, the record date for the Annual Meeting. At the close of business on October 26, 2022, there were 1,777,205 shares of common stock issued, outstanding and able to be voted (which excludes 1,647,853 treasury shares held by the Company that are not entitled to vote at the Annual Meeting). Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented, other than the Company’s treasury shares. Abstentions and broker “non-votes” will be treated as present for purposes of a quorum.
We are commencing our solicitation of proxies on or about November 14, 2022, and we will continue to solicit proxies until the date of the Annual Meeting.
Quorum and Voting Information
The presence at the Annual Meeting of a majority of the votes of our common stock entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes,” if any, will be treated as present for purposes of determining the presence of a quorum.
If you are the beneficial owner of shares held in “street name” by a bank or broker, your bank or broker, as the record holder of the shares, must vote those shares in accordance with your instructions. Generally, in an uncontested election, and in accordance with the rules of the NYSE American exchange (the “NYSE American”), certain matters submitted to a vote of stockholders are considered by the NYSE American to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. However, when a beneficial owner of shares held by a bank, broker or other nominee fails to provide the record holder with voting instructions, and such organization lacks the discretionary voting power to vote those shares with respect to a particular “non-routine” proposal, a “broker non-vote” occurs.
To vote your shares, you will need to follow the directions your bank, brokerage firm or other nominee provides you. You should instruct your bank, brokerage firm or other nominee to vote your shares by following the voting instructions provided by your bank, brokerage firm or other nominee. Please contact your bank, brokerage firm or other nominee for further information.
Proposal One – Election of Directors: Assuming a quorum, the proposal to elect each of the four (4) nominees for director requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR” a nominee, “AGAINST” a nominee or “ABSTAIN” with respect to a nominee. Cumulative voting in the election of directors is not permitted.
Neither broker “non-votes” nor abstentions will have an effect with regard to the election of any nominee.
Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm: Assuming a quorum, the proposal to ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal Two.
Abstentions will not have an effect with regard to the foregoing Proposal Two. Because your broker or other nominee is entitled to vote your shares with respect to Proposal Two, even if instructions are not received from you, there will be no broker “non-votes” with respect to Proposal Two.
Proposal Three – Approval, on an advisory basis, of the Compensation of the Company’s NEOs: Assuming a quorum, the proposal to approve the compensation of the Company’s NEOs requires the affirmative vote of a majority of the votes cast on the proposal. You may vote “FOR”, “AGAINST”, or “ABSTAIN” on Proposal Three.
Neither broker “non-votes” nor abstentions will have an effect with regard to the foregoing Proposal Three.

The below table summarizes the voting requirements to each of the proposals in this Proxy Statement:
Proposal		Vote Required
1.	Election of the four (4) nominees for director	Majority of the votes cast
2.	Ratification of the appointment of Ernst & Young LLP	Majority of the votes cast
3.	Approval of executive compensation on an advisory basis	Majority of the votes cast
Board Recommendation
The Board recommends that you vote as follows:
•	“FOR” each of the four (4) nominees for director listed in this Proxy Statement (Proposal One);
•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Proposal Two); and
•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs, as disclosed in this Proxy Statement (Proposal Three).
Any properly authorized proxy as to which no instructions are given will be voted in accordance with the foregoing recommendation.

ELECTION OF DIRECTORS
(Proposal One)
Our Amended and Restated Bylaws provide that our Board of Directors shall consist of no less than three (3) members with the exact number to be determined by vote of a majority of the Board of Directors. As of October 26, 2022, our Board of Directors consisted of four (4) members.
The four (4) nominees listed below for election as directors at the Annual Meeting have been recommended by our Nomination/Governance Committee and nominated by our Board of Directors to serve on the Board of Directors until the 2023 annual meeting of stockholders and/or until their successors are duly elected and qualified. Assuming a quorum, each of the four (4) nominees for director will be elected as directors if they receive a majority of the votes cast in person or by proxy at the meeting.
The Nomination/Governance Committee and our Board has nominated John P. de Jongh, Jr. to continue to serve as our Chairman of the Board. The Board of Directors has nominated each of Messrs. Byrd, Engerman, de Jongh, Jr., and Kopcak to continue to serve as directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.
If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by our Board. At this time, our Board knows of no reason why any of the nominees would not be able or willing to serve as director if elected.
Nominees for Director1
The following table sets forth certain information concerning our nominees for director:
Name	Age	Director Since	Audit Committee	Compensation Committee	Nomination/ Governance Committee
Ricardo C. Byrd	74	2015	X	X	X(2)
John A. Engerman	53	2019	X	X(2)	X
John P. de Jongh, Jr.	64	2016	X(2)	X	X
Jason Kopcak	51	2022
(1)	Expected Committee membership following the 2022 Annual Meeting.
(2)	Expected Committee Chair following the 2022 Annual Meeting.
The principal occupation for at least the last five (5) years and additional biographical information of each nominee for director of AAMC is set forth below.
Ricardo C. Byrd. Mr. Byrd was elected to our Board of Directors in June 2015. Mr. Byrd has served as the Executive Director of the National Association of Neighborhoods (“NAN”), one of the nation’s largest and oldest multi-issue membership associations of grass-roots neighborhood organizations, since 1995. He has over thirty years of management experience in directing grass-roots programs. On America’s social and economic development challenges, he has served as a public policy catalyst, a community outreach strategist and resource person to the White House, Congressional, state and local government officials, corporations and neighborhood leaders. Mr. Byrd is a native Washingtonian, educated in the District of Columbia Public Schools, and holds a Bachelor of Arts degree from Howard University.
Mr. Byrd’s diverse experience will further enable the Company to consider other business opportunities and their related benefits.
John A. Engerman. Mr. Engerman was elected to our Board of Directors in June 2019. Since 2019, Mr. Engerman has been Chief Executive Officer and Chairman of The Strategy Group VI, a professional services firm in St. Thomas, and has continued to serve in that role since March 2020 following its acquisition of BDO USVI, LLC (“BDO USVI”), a full-service accounting and advisory services firm located in St. Thomas, USVI. From July 2016 to March 2020, Mr. Engerman was Managing Partner of BDO USVI. From 2017 to 2018, Mr. Engerman served as the Territorial Campaign Manager for the successful Albert Bryan and Tregenza Roach Gubernatorial Team for the U.S. Virgin Islands. From January 2014 to June 2016, Mr. Engerman was Executive Vice President, Finance & Planning for International Capital & Management Company, a finance and analytics firm located in St. Thomas, USVI. From February 2001 to January 2014, Mr. Engerman was a Managing Member of ARI Group, LLC, a government and business advisory firm located in Fort Washington, MD. Mr. Engerman commenced his career in various accounting, auditing and advisory roles for PricewaterhouseCoopers, Ernst & Young and Capgemini (now part of Ernst & Young). Mr. Engerman also served for five years in the United States Navy. Mr. Engerman holds a Bachelor degree in Business Administration – Accounting from Howard University in Washington, DC and is a Certified Public Accountant.
Mr. Engerman brings extensive finance and accounting experience to the Board that enables him to provide valuable insight to the Audit Committee and guidance to the Board in overseeing the financial reporting and accounting aspects of our business.
John P. de Jongh, Jr. John P. de Jongh, Jr., the former Governor of the United States Virgin Islands, was appointed to our Board of Directors in December 2016. Governor de Jongh, Jr. currently is the Managing Member of Chilmark Advisory, LLC (“Chilmark”), a U.S. Virgin Islands-based financial advisory firm. From January 2007 to January 2015, Governor de Jongh, Jr. served two terms as the Governor of the U.S. Virgin Islands. From 2003 to 2006, Governor de Jongh, Jr. served as the Managing Member of Chilmark in the same capacities as his current position, with engagements in Barbados, the British Virgin Islands, Dominica and Saint Lucia. From 1996 to 2002, Governor de Jongh, Jr. served as President, Chief Operating Officer and a member of the board of directors of Lockhart Companies Incorporated, a holding company with ownership of commercial real estate, insurance companies and specialty financial services in the U.S. Virgin Islands, the British Virgin Islands and Turks & Caicos and Caribbean region. He also served three terms as the President of the St. Thomas-St. John Chamber of Commerce and the Community Foundation of the Virgin Islands. From 1993 to 1995, he was a Senior Managing Consultant for Public Financial Management, Inc., a municipal advisory firm. Prior to 1993, Governor de Jongh, Jr. served in multiple capacities for the Government of the U.S. Virgin Islands, including Commissioner of Finance, Director of Finance for the Virgin Islands Public Finance Authority, Executive Assistant to the Governor and Chairman of the Virgin Islands Water and Power Authority, and was a Vice President for The Chase Manhattan Bank, N.A.. Governor de Jongh, Jr. received his Bachelor of Arts in Economics from Antioch College.
Governor de Jongh, Jr.’s substantial political and business experience in the U.S. Virgin Islands, as well as his financial and real estate-related experience in general, bring strong targeted knowledge to our Company and drive a diverse and local understanding to our Board of Directors for the jurisdiction in which we are located.
Jason Kopcak. Jason Kopcak was appointed to our Board of Directors in July 2022. Mr. Kopcak has also served as our Chief Executive Officer since July 2022. Mr. Kopcak joined the Company in March 2022 and served as our President and Chief Operating Officer prior to his appointment as Chief Executive Officer. Prior to joining the Company, Mr. Kopcak was employed with Morgan Stanley beginning in September 2018, as an Executive Director of the residential mortgage team within Global Capital Markets. He was involved in all facets of the mortgage and alternative lending business from trading, warehousing, securitization to investment banking. Prior to his employment at Morgan Stanley, Mr. Kopcak worked at Nomura, a global financial services group, from May 2012 until September 2018 in a similar capacity. Mr. Kopcak has more than twenty-five years of experience in the mortgage business.
Mr. Kopcak’s broad and deep experience in the mortgage and alternative lending business make him well suited to assist the Board in the oversight of the Company’s mortgage and alternative lending businesses.
OUR BOARD UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Meetings of the Board of Directors
The Board plays an active role in overseeing management and representing the interests of the stockholders. Directors are expected to attend all meetings of the Board and the meetings of committees on which they serve. Directors are also consulted for advice and counsel between formal meetings. Our current Board held seven (7) meetings in 2021. Each incumbent director attended at least 75% of the aggregate of (1) the total number of Board meetings in 2021 held during the period for which they were a director and (2) the total number of meetings in 2021 of all committees of our Board on which the director served during the periods they served. The Board also regularly held executive sessions of the independent directors. We do not have a formal policy regarding director attendance at the Annual Meetings of Stockholders. However, all of the incumbent members of our Board attended our 2021 Annual Meeting of Stockholders.
Independence of Directors
Our Corporate Governance Guidelines provide that our Board must be comprised of a majority of directors who qualify as independent directors under the standards of the New York Stock Exchange (the “NYSE”), which governs the NYSE American where our common stock is listed.
Our Board annually reviews the direct and indirect relationships that we have with each director. The purpose of this review is to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. Only those directors who are determined by our Board to have no material relationship with the Company are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by NYSE rules and law. Our current Board has determined that Messrs. Byrd, Engerman, and de Jongh, Jr. are independent directors and were independent directors for their full 2021-2022 service year.
Board Leadership Structure
Our Board has historically combined the positions of Chairman and Chief Executive Officer. Until his termination for cause in April 2021, Indroneel Chatterjee served as Chairman of the Board and Chief Executive Officer of AAMC, and our Board of Directors’ leadership structure consisted of a Chairman, a Lead Independent Director elected by the independent directors, and independent directors as our three Committee Chairs. Following Mr. Chatterjee’s termination, our Lead Independent Director, Governor de Jongh, Jr., assumed the role of interim Chairman, and our Board consisted entirely of independent directors. Effective on June 30, 2022, our Board of Directors approved the amendment and restatement of the Company’s Amended and Restated Bylaws to permit our Board of Directors to appoint a Chairman without requiring that the Chairman be an executive of the Company. On the same date, our Board of Directors appointed Governor de Jongh, Jr. as Chairman.
Committees of the Board of Directors
Our Board has established the following standing committees: an Audit Committee, a Compensation Committee and a Nomination/Governance Committee. Each of our Audit Committee charter, Compensation Committee charter and Nomination/Governance Committee charter is available on our website at www.altisourceamc.com. A brief description of these committees is provided below.
Audit Committee. The Audit Committee of our Board oversees the relationship with our independent registered public accounting firm, reviews and advises our Board with respect to reports by our independent registered public accounting firm and monitors our compliance with laws and regulations applicable to our operations, including the evaluation of significant matters relating to the financial reporting process and our system of accounting, internal controls, auditing and federal securities law matters and the review of the scope and results of the annual audit conducted by the independent registered public accounting firm.
The members of the Audit Committee in 2021 were Governor de Jongh, Jr., and Messrs. Byrd and Engerman. Governor de Jongh, Jr. has served as the Chair of the Audit Committee since May 2018. Upon election of the proposed directors, Governor de Jongh, Jr. will continue to serve as the Chair of the Audit Committee, and each of Mr. Byrd and Mr. Engerman will continue to serve as a member of the Audit Committee. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and NYSE listing standards. Our

Board has determined that, throughout the 2021-2022 service year, all members of our Audit Committee are, and have been, “financially literate” as defined in SEC rules. Our Board has also determined that each of Mr. Engerman and Governor de Jongh, Jr. qualifies as an “audit committee financial expert” as that term is defined in SEC rules.
Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Audit Committee reviews and approves its charter. The Audit Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Audit Committee met six (6) times in 2021.
Compensation Committee. The Compensation Committee of our Board oversees our Board and employee compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to our Board for human resource and compensation matters relating to our NEOs. With respect to all officers and employees of the Company other than the Chief Executive Officer, the Compensation Committee reviews with the Chief Executive Officer and subsequently approves all executive compensation plans, any executive severance or termination arrangements and any equity compensation plans that are not subject to stockholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof and to recommend changes to these plans to our Board. The Compensation Committee has authority for the administration of awards under the Company’s 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”) and the Company’s 2020 Equity Incentive Plan (the “2020 Equity Incentive Plan”). The Compensation Committee has the authority to retain independent counsel or other advisers as it deems necessary in connection with its responsibilities at our expense. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Compensation Committee requests.
The members of the Compensation Committee in 2021 were Messrs. Byrd, Engerman and de Jongh, Jr., with Mr. Engerman serving as the Chair of the Compensation Committee since June 2019. Upon the election of the proposed directors, Mr. Engerman will continue to serve as the Chair of the Compensation Committee, and each of Mr. Byrd and Governor de Jongh, Jr. will continue to serve as Compensation Committee members. Each member of the Compensation Committee is independent as defined by NYSE listing standards. While we have no specific qualification requirements for members of the Compensation Committee, our members have knowledge and experience regarding compensation matters as developed through their respective business experience in both management and advisory roles, including general business management, executive compensation and employee benefits experience.
Our Compensation Committee operates under a written charter approved by our Board, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Compensation Committee reviews and approves its charter. The Compensation Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Compensation Committee met six (6) times in 2021.
Nomination/Governance Committee. The Nomination/Governance Committee of our Board makes recommendations to our Board of individuals qualified to serve as directors and committee members for our Board; advises our Board with respect to Board composition, procedures and committees; develops and recommends to the Board a set of corporate governance principles and oversees the evaluation of our Board and our management.
The members of the Nomination/Governance Committee in 2021 were Messrs. Byrd, Engerman, and de Jongh, Jr. Mr. Byrd has served as the Chair of the Nomination/Governance Committee since May 2017. Upon the election of the proposed directors, Mr. Byrd will continue to serve as Chair of the Nomination/Governance Committee, and each of Mr. Engerman and Governor de Jongh, Jr. will continue to serve as members of the Nomination/Governance Committee. Each member of our Nomination/Governance Committee is independent as defined in the NYSE listing standards.
Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at www.altisourceamc.com and is available in print to any stockholder who requests it. On an annual basis, the Nomination/Governance Committee reviews and approves its charter. The Nomination/Governance Committee also evaluates its performance under its charter periodically and delivers a report to the Board setting forth the results of its evaluation, including an assessment of the adequacy of its charter and any recommendations for amendments. The Nomination/Governance Committee met one (1) time in 2021.
It is the policy of our Nomination/Governance Committee to consider candidates for director recommended by our stockholders. In evaluating all nominees for director, our Nomination/Governance Committee will take into account the applicable requirements for directors under the Exchange Act and NYSE listing standards. In addition, our Nomination/Governance Committee will take into account AAMC’s best interests as well as such factors as knowledge, experience, skills, expertise, diversity and the interplay of the candidate’s experience with the background of other members of our Board of Directors.
The Nomination/Governance Committee will consider diversity when it recommends director nominees to the Board of Directors, viewing diversity in an expansive way to include not only race, color, sex, sexual orientation and national origin, but also differences in prior work experience, viewpoint, education and skill set. In particular, the Nomination/Governance Committee will consider diversity in professional experience, skills, expertise, training, broad-based business knowledge and understanding of our business environment when recommending director nominees to the Board of Directors, with the objective of achieving a Board with diverse business and educational backgrounds. Board members should have individual backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. The Nomination/Governance Committee will periodically review the skills and attributes of Board members within the context of the current make-up of the full Board as the Nomination/Governance Committee deems appropriate.
The Nomination/Governance Committee will regularly assess the appropriate size of the Board and whether any vacancies on the Board are anticipated. Various potential candidates for director will then be identified. Candidates may come to the attention of the Nomination/Governance Committee through current members of the Board, professional search firms, stockholders or industry sources.
In connection with this evaluation, one or more members of the Nomination/Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Nomination/Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board. The Board will determine the nominees after considering the recommendation and report of the Nomination/Governance Committee. Should a stockholder recommend a candidate for director, our Nomination/Governance Committee would evaluate such candidate in the same manner that it evaluates any other nominee.
A stockholder who wants to recommend persons for consideration by our Nomination/Governance Committee as nominees for election to our Board can do so by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. The recommendation should provide each proposed nominee’s name, biographical data and qualifications. The recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director.
Special Committee
During 2021, in connection with the Company’s attempt to acquire a new business, our Board established the Special Committee of the Board to evaluate potential acquisitions, including any that could be determined to be related party transactions. The Special Committee was composed of Messrs. Byrd, Engerman, and de Jongh, Jr., all of whom were deemed to be independent for this purpose. The Special Committee met thirteen (13) times in 2021. Messrs. Byrd, Engerman, and de Jongh, Jr. did not receive any additional compensation as part of their service on the Special Committee.
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by our Board provide guidelines for us and our Board to ensure effective corporate governance. The Corporate Governance Guidelines cover topics such as director qualification standards, Board and committee composition, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance appraisal of the Board.
Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, recommends changes to our Board. Our Corporate Governance Guidelines are available on our website at www.altisourceamc.com and are available to any stockholder who requests them by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.
Executive Sessions of Non-Management Directors
To the extent there are management directors, non-management directors meet in executive session without management representatives periodically.
Communications with Directors
If you desire to contact our Board or any individual director regarding AAMC, you may do so by mail addressed to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. All stockholder communications received in writing will be distributed to our full Board if addressed to the full Board or to individual directors if addressed to any of them individually.
Code of Ethics
We adopted a Code of Business Conduct and Ethics that applies to our directors, executive officers and employees (including our principal executive officer). We also adopted a Code of Ethics for Senior Financial Officers that applies to our principal financial officer and principal accounting officer. Any waivers from the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers must be approved by our Board or the Audit Committee and will be subsequently disclosed when and how required by SEC or applicable exchange rules. Our Nomination/Governance Committee reviews our Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers at least once a year and, if necessary, recommends changes to our Board. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at www.altisourceamc.com and are available to any stockholder who requests a copy by writing to our Corporate Secretary at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC or exchange rules, will either be posted on our website at www.altisourceamc.com or otherwise disclosed in accordance with such rules.
Risk Management and Oversight Process
Our Board and each of its committees are involved with the oversight of the Company’s risk management.
The Board and the Audit Committee monitor AAMC’s credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management and internal and external auditors. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls, assessment of business risks and legal and ethical compliance programs.
In its periodic meetings with the external auditors, the Audit Committee discusses the external audit scope, the external auditors’ responsibility under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications. In addition, through regular reviews with management and, at times, certain employees of AAMC, the Nomination/Governance Committee assists the Board in monitoring the Company’s governance and succession risks, and the Compensation Committee assists the Board in monitoring our compensation policies and related risks.
The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with these efforts.

BOARD OF DIRECTORS COMPENSATION
The following table discloses compensation received by each non-management member of our Board who served as a director during fiscal year 2021. Any management members of our Board do not receive compensation for their service as a director.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Ricardo C. Byrd(2)	$90,000	$59,980	$149,980
John A. Engerman(2)	90,000	59,980	149,980
John P. de Jongh Jr.(2)	137,500	59,980	197,480
(1)
Each of Messrs. Byrd, Engerman, and de Jongh, Jr. were granted 2,412 restricted shares of common stock of AAMC on November 4, 2021 for service on the Board. The number of shares granted was based on a share price of $24.88, which was the average of the high and low sales prices of our common stock on November 4, 2021, and represents the grant date fair value of such shares under FASB ASC 718. Such grant date fair value does not take into account estimated forfeitures. The amount reported in this column reflects the accounting cost for these restricted shares and does not correspond to the actual economic value that may be received by the directors upon the vesting of the restricted shares, or any sale of the underlying shares of common stock.

(2)	As of December 31, 2021, each of Messrs. Byrd, Engerman, and de Jongh, Jr. held 2,412 unvested shares of time-based restricted stock.
On November 4, 2021, Messrs. Byrd and Engerman and de Jongh, Jr., being the non-management members of the Board serving as of such date, were each awarded 2,412 shares of restricted stock under the Company’s 2020 Equity Incentive Plan for their service to the Board for the period commencing November 4, 2021 to the date of the 2022 Annual Meeting of Stockholders. The awards vest on the date of the next Annual Meeting of Stockholders following the date of grant, subject to continued service through such date. Upon vesting, each such director will receive 2,412 shares of our common stock. Such number of shares was determined by dividing $60,000 by the average of the high and low prices, or $24.88 per share, of AAMC common stock on November 4, 2021 and represents the grant date fair value calculated in accordance with FASB ASC 718.
Cash Compensation
As set forth above, we provide the following cash compensation to our non-management directors in quarterly installments, paid in arrears for their services for the prior quarter:
•	an annual retainer of $75,000;
•
an additional $20,000 to the Lead Independent Director of the Board, only if the Chairman of the Board is a management director (if the Chairman of the Board is a non-management director, the Chairman receives $50,000);

•	an additional $20,000 to the Audit Committee chairperson;
•	an additional $10,000 to all committee chairpersons (other than the Audit Committee chairperson); and
•	an additional $5,000 to all Audit Committee members.
Equity Compensation
The 2020 Equity Incentive Plan was approved at the Annual Meeting of Stockholders on October 12, 2020, which supersedes the 2012 Equity Incentive Plan. The 2020 Equity Incentive Plan is described below in “Equity Compensation Plan Information”. As part of director compensation, our non-management directors have received annually restricted shares of common stock of AAMC with a Fair Market Value of $60,000 pursuant to the 2012 Equity Incentive Plan and the 2020 Equity Incentive Plan. “Fair Market Value” is defined as the average of the high and low prices of our common stock as reported on the applicable securities exchange on which AAMC is listed or quoted on the first day of the service year. Equity compensation is granted for the prior year of service after each annual organizational meeting of the Board, which typically follows the Annual Meeting of Stockholders. Shares of our common stock will be awarded if the director attends an aggregate of at least 75% of all meetings of the Board and committees thereof of which the director is a member during the service year. Grants of restricted shares to our directors typically vest on the date of the Annual Meeting of Stockholders following the date of grant.

For directors serving less than a full year, such directors receive a pro rata portion of $60,000 of restricted shares of our common stock based on the high and low sales prices on the first day of his or her service year, multiplied by a fraction, the numerator of which is the number of days served and the denominator of which is 365 days.
Other Compensation
Directors are reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and its committees.
Any director compensation may be prorated for a director serving less than a full one (1) year term as in the case of a director joining the Board after an Annual Meeting of Stockholders but during the service year.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to each person who currently serves as one of our executive officers. Our executive officers are appointed annually by our Board and generally serve at the discretion of our Board. There are no arrangements or understandings between us and any person for election as our executive officer. None of our directors and/or executive officers is related to any other director and/or executive officer of AAMC or any of its subsidiaries by blood, marriage or adoption.
Name(1)	Age	Position
Jason Kopcak	51	Chief Executive Officer
Stephen Krallman	58	Chief Financial Officer
Kevin Sullivan	51	General Counsel and Chief Compliance Officer
(1)	All information set forth herein is as of October 26, 2022.
The principal occupation for at least the last five (5) years, as well as certain other biographical information, for each of our executive officers is set forth below.
Jason Kopcak. Mr. Kopcak has also served as our Chief Executive Officer since July 2022. Mr. Kopcak joined the Company in March 2022 and served as our President and Chief Operating Officer prior to his appointment as Chief Executive Officer. Prior to joining the Company, Mr. Kopcak was employed with Morgan Stanley beginning in September 2018, as an Executive Director of the residential mortgage team within Global Capital Markets. He was involved in all facets of the mortgage and alternative lending business from trading, warehousing, securitization to investment banking. Prior to his employment at Morgan Stanley, Mr. Kopcak worked at Nomura, a global financial services group, from May 2012 until September 2018 in a similar capacity.
Stephen Krallman. Mr. Krallman has served as our Chief Financial Officer since June 2021. Mr. Krallman was the Vice President, Corporate Controller, for Diamond Resorts International (“DRI”), an international hospitality and vacation ownership company with over $4.0 billion in assets. Mr. Krallman was responsible for the accounting, reporting, and internal control functions at DRI and supervised a staff of over 50 personnel. Prior to joining DRI in 2015, MR. Krallman had over 20 years of experience in the real estate, financial services, and manufacturing industries where his positions and responsibilities included SEC reporting for initial public offerings, SEC annual and quarterly reporting, business combination and acquisitions, and system integrations. Mr. Krallman hold a Bachelor of Business Administration in Accounting from the University of San Diego.
Kevin Sullivan. Mr. Sullivan has served as our General Counsel and Chief Compliance Officer since September 2021. Prior to joining the Company, Mr. Sullivan served as Vice President and Senior Counsel for Goldman Sachs & Co. LLC (“Goldman Sachs”) and Assistant Secretary of The Goldman Sachs Group Inc., the parent company of Goldman Sachs. During his more than 15 years at Goldman Sachs, Mr. Sullivan was responsible for advising Goldman Sachs in a multitude of areas, including financial reporting, disclosure and internal controls, corporate treasury, securities offerings, investor and media relations and investment banking. Prior to joining Goldman Sachs, Mr. Sullivan was an associate at Skadden, Arps, Slate, Meagher & Flom LLP in New York working in the corporate finance and mergers and acquisitions practice areas. Mr. Sullivan holds a J.D. from the University of Virginia School of Law and a B.A. from Amherst College.

EXECUTIVE COMPENSATION
This section discusses the material components of our 2021 executive compensation program for our NEOs. We believe an effective executive compensation program aligns executives’ interests with stockholders by rewarding performance designed to increase stockholder value. We seek to promote individual service longevity and to provide our executives with long-term incentive opportunities that promote consistent, high-level performance. The Compensation Committee evaluates both performance and compensation periodically to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies, subject to consideration of the Company’s own financial performance. To achieve these objectives, we generally believe executive compensation packages should include both cash and equity-based compensation that rewards performance as measured against established goals.
For 2021, our NEOs and their positions as of December 31, 2021 were as follows:
•	Thomas K. McCarthy, Interim Chief Executive Officer
•	Indroneel Chatterjee, Former Chief Executive Officer
•	Stephen R. Krallman, Chief Financial Officer
•	Christopher Moltke-Hansen, Former Chief Financial Officer
•	Kevin F. Sullivan, General Counsel and Chief Compliance Officer
•	P. Graham Singer, Former General Counsel and Secretary
The Company experienced changes in executive management during 2021 and 2022. On April 16, 2021, following an independent inquiry by its counsel, the Board terminated Mr. Chatterjee's employment for cause and without additional compensation for violations of the Company's Equal Employment Opportunity, Prevention Against Harassment, and Conduct on the Job Policies. The Board appointed Mr. McCarthy as interim Chief Executive Officer on April 19, 2021 as it conducted a search for a permanent Chief Executive Officer. On July 1, 2022, the Board appointed Mr. Kopcak as Chief Executive Officer of the Company. Mr. Singer resigned on April 23, 2021 and Mr. Moltke-Hansen resigned on April 24, 2021. Mr. Krallman commenced employment as Chief Financial Officer on June 28, 2021, with Mr. Sullivan joining the Company on September 20, 2021.
Summary Compensation Table
The following table discloses compensation received by our NEOs for the fiscal years 2020 and 2021, as applicable*:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Compensation(2)	All Other Compensation(3)	Total
Thomas K. McCarthy(4)	2021	$467,308(5)	$250,000(6)	—	—	—	$10,034(7)	$727,342
Interim Chief Executive Officer
Stephen R. Krallman(8)	2021	$162,500(9)	$200,000(10)	$98,177(10)	—	$275,000(11)	$44,145(12)	$779,822
Chief Financial Officer
Kevin F. Sullivan(13)	2021	$121,154(14)	$100,000(15)	$74,475(15)	—	$250,000(16)	$30,888(17)	$576,517
General Counsel and Chief Compliance Officer
Indroneel Chatterjee(18)	2021	$207,693(19)	—	$1,591,208(20)	—	—	$53,445(21)	$1,852,346
Former Chief Executive Officer and Former Chairman	2020	$649,038(22)	$800,000(23)	$786,600(23)	$636,733(23)	—	$184,097(24)	$3,056,468
Christopher Moltke-Hansen(25)	2021	$82,308(26)	$250,000(27)	$320,221(27)	—	—	$16,169(28)	$668,698
Former Chief Financial Officer
P. Graham Singer(29)	2021	$81,731(30)	$350,000(31)	$345,085(31)	—	—	$13,261(32)	$790,077
Former General
Counsel and Secretary
*	Certain amounts have been corrected for immaterial errors from our Annual Report.

(1)
Amounts represent the aggregate grant date fair value of restricted shares and option awards granted to our NEOs, calculated in accordance with FASB ASC 718. Such grant date fair value does not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of restricted shares and option awards are set forth in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2021 included in our Annual Report. The amount reported in this column reflects the accounting cost for these awards and does not correspond to the actual economic value that may be received upon the vesting of the restricted shares, the exercise of the stock options, or any sale of the underlying shares of common stock.

(2)	Consists of the cash annual incentive compensation related to performance in each year and generally awarded in the first quarter of the following year.
(3)
Consists of contributions from AAMC to each executive officer for relocation expenses, as applicable; supplemental living expenses; car allowances, as applicable; education allowances, as applicable; travel allowances; and medical benefits, as detailed more fully in the respective footnotes below.

(4)	Mr. McCarthy joined the Company on April 19, 2021 as Interim Chief Executive Officer. Mr. McCarthy’s last day in his term as Interim Chief Executive Officer was May 31, 2022.
(5)	The amount reported for 2021 represents Mr. McCarthy’s base salary of $675,000 from his hire date of April 19, 2021 to December 31, 2021.
(6)	Reflects a cash bonus of $250,000 that the Company agreed to pay Mr. McCarthy in connection with his departure from the Company in recognition of his contribution to the Company during his tenure.
(7)	The amount reported for 2021 includes: $8,700 in 401-K contributions and $1,334 in life insurance benefits.
(8)	Mr. Krallman joined the Company on June 28, 2021 as Chief Financial Officer.
(9)	The amount for 2021 represents Mr. Krallman’s base salary of $325,000 from his hire date of June 28, 2021 to December 31, 2021.
(10)
The amount reported for 2021 represents Mr. Krallman’s $200,000 signing bonus, and equity inducement grants consisting of 5,000 shares of service-based restricted stock with a grant date fair value of $98,177, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Krallman’s signing bonus was paid pursuant to his employment agreement as described under “Employment Agreements.”

(11)	Reflects $275,000 in annual cash incentive compensation earned for 2021 performance and paid on April 29, 2022.
(12)
The amount reported for 2021 includes: $30,000 for supplemental living expenses relating to Mr. Krallman’s employment in the U.S. Virgin Islands, $4,720 in 401-K contributions, and $9,425 in medical and life insurance benefits.

(13)	Mr. Sullivan joined the Company on September 20, 2021 as General Counsel and Chief Compliance Officer.
(14)	The amount reported for 2021 represents Mr. Sullivan's base salary of $450,000 from his hire date of September 20, 2021 to December 31, 2021.
(15)
The amount reported for 2021 represents Mr. Sullivan's signing bonus of $100,000, and equity inducement grants consisting of 3,000 shares of service-based restricted stock with a grant date fair value of $74,475, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Sullivan's signing bonus was paid pursuant to his employment agreement as described under “Employment Agreements.”

(16)	Reflects $250,000 in annual cash incentive compensation earned for 2021 performance and paid on June 8, 2022.
(17)
The amount reported for 2021 includes: $15,000 for supplemental living expenses relating to Mr. Sullivan’s employment in the U.S. Virgin Islands, $2,379 in 401-K contributions, and $14,509 in medical and life insurance benefits.

(18)
Mr. Chatterjee joined the Company on January 13, 2020 as Co-Chief Executive Officer, and upon resignation of Mr. Ellison on December 29, 2020, became the sole Chief Executive Officer of the Company. Mr. Chatterjee was terminated for cause effective April 16, 2021.

(19)	The amount reported for 2021 represents Mr. Chatterjee’s base salary of $675,000 from January 1, 2021 until his termination on April 16, 2021.
(20)	The amount reported for 2021 represents 60,606 shares of restricted stock granted to Mr. Chatterjee. This stock had a weighted average grant date fair value per share of $26.25 and vested immediately.
(21)
The amount reported for 2021 includes: $27,193 for supplemental living expenses relating to Mr. Chatterjee’s employment in the U.S. Virgin Islands, $8,700 in 401-K contributions, and $17,552 in medical and life insurance benefits.

(22)	The amount reported for 2020 represents Mr. Chatterjee’s base salary of $675,000 from his hire date of January 13, 2020 to December 31, 2020.
(23)
The amount reported for 2020 represents Mr. Chatterjee’s $800,000 signing bonus, and equity inducement grants consisting of 60,000 shares of service-based restricted stock with a grant date fair value of $786,600, which was determined based on the average of the high and low sales price of our common stock on the date of the grant, and 60,000 performance-based stock options with a grant date fair value of $636,733 based on probable achievement. Mr. Chatterjee’s signing bonus was paid pursuant to his employment agreement and 50% of the signing bonus was subject to repayment upon Mr. Chatterjee’s termination by the Company for cause. Upon his termination for cause on April 16, 2021, Mr. Chatterjee forfeited 40,000 shares of service-based restricted stock with a grant date fair value of $524,400 and all 60,000 performance-based stock options with a grand date fair value of $636,733 reported for 2020.

(24)
The amount reported for 2020 includes: $71,701 for supplemental living expenses relating to Mr. Chatterjee’s employment in the U.S. Virgin Islands, $17,488 in medical and life insurance benefits, $10,614 in relocation costs, $35,000 for housing, and $45,862 for reimbursed expenses.

(25)	Mr. Moltke-Hansen served as Chief Financial Officer of the Company from January 1, 2021 until his resignation on April 24, 2021.
(26)	The amount reported for 2021 represents Mr. Moltke-Hansen’s base salary of $250,000 from January 1, 2021 until his resignation on April 24, 2021.
(27)
The amount reported for 2021 represents Mr. Moltke-Hansen’s $250,000 signing bonus, and (a) 8,523 shares of restricted stock granted to Mr. Moltke-Hansen, which had a weighted average grant date fair value per share of $26.25 and vested immediately and (b) equity inducement grants consisting of 5,000 shares of service-based restricted stock with a grant date fair value of $96,450, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Moltke-Hansen forfeited all of his service-based restricted stock upon his resignation without good reason.
(28)	The amount reported for 2021 includes: $8,700 in 401-K contributions and $7,469 in medical and life insurance benefits.
(29)	Mr. Singer served as General Counsel and Secretary from January 1, 2021 until his resignation on April 23, 2021.
(30)	The amount reported for 2021 represents Mr. Singer's base salary of $250,000 from January 1, 2021 until his resignation on April 23, 2021.
(31)
The amount reported for 2021 represents Mr. Singer’s $350,000 signing bonus, and (a) 9,470 shares of restricted stock granted to Mr. Singer, which had a weighted average grant date fair value per share of $26.25 and vested immediately and (b) equity inducement grants consisting of 5,000 shares of service-based restricted stock with a grant date fair value of $96,450, which was determined based on the average of the high and low sales price of our common stock on the date of the grant. Mr. Singer forfeited all of his service-based restricted stock upon his resignation without good reason.

(32)	The amount reported for 2021 includes: $8,700 in 401-K contributions, $1,635 for a 2% company match on contributions, and $2,926 in medical and life insurance benefits.
Elements of Compensation
The current compensation package for our NEOs consists of base salary and annual cash incentive compensation. This compensation structure was developed in order to provide each NEO with a competitive salary while emphasizing a cash incentive compensation element that is tied to the achievement of corporate goals and strategic initiatives as well as individual performance. The Compensation Committee also may, from time to time, grant equity compensation awards to the NEOs in order to further align their interests with AAMC’s stockholders. We believe that the following elements of compensation are appropriate in light of our strategic initiatives, industry, current challenges and environment.
Base Salary. Base salaries for our NEOs are established based on individual qualifications and job responsibilities while taking into account compensation levels at similarly situated companies for similar positions.
Base salaries of the NEOs are expected to be reviewed annually during the performance appraisal process with adjustments made based on market information, internal review of the executive officer’s compensation in relation to other officers, the individual performance of the executive officer and our corporate performance. Salary levels are also considered upon a promotion or other change in job responsibility. Salary adjustment recommendations will be based on our overall performance and an analysis of compensation levels necessary to maintain and attract quality personnel. The Compensation Committee will set the base salary for the Chief Executive Officer and approve the base salaries for all other NEOs.
Annual Cash Incentive Compensation. Pursuant to our annual incentive philosophy, our executives can earn cash awards as determined by the Compensation Committee. Our philosophy provides the Compensation Committee and our management with the authority to establish incentive award guidelines, which are further discussed below.
Equity Awards. The Company adopted the 2020 Equity Incentive Plan, which superseded the 2012 Equity Incentive Plan (together with the 2012 Equity Incentive Plan, the “Equity Incentive Plans”) to afford an incentive to officers, non-employee directors, employees, advisors and consultants of the Company and its affiliates to continue as officers, non-employee directors, employees, advisors or consultants, to increase their efforts on behalf of AAMC and to promote the success of AAMC’s business. From time to time, the Compensation Committee, as administrator, grants awards to our NEOs in addition to their annual cash incentive compensation.
Employee Relocation Program. In order to enable us to recruit top talent and incentivize key personnel to relocate, we offer a relocation package to individuals who are relocating to the U.S. Virgin Islands, and prior to 2021, the Cayman Islands, to work (the “Employee Relocation Program”). The Employee Relocation Program includes relocation benefits such as moving expenses, home sale support, a housing allowance, payment of applicable children’s school tuition fees and payment of “home leave” travel for return trips to the continental United States, in each case subject to certain limits and exceptions. Upon a participant’s departure after at least one year of service or termination without cause, such participant is eligible to receive reimbursement for relocation costs back to the continental United States. We believe that our Employee Relocation Program is necessary to attract and retain talent that is critical to our success.

2021 Compensation Determinations
Under AAMC’s annual cash incentive compensation plan, our NEOs can earn cash incentive compensation awards as determined by the Compensation Committee. The Compensation Committee and management have the authority to establish incentive compensation award guidelines. Each NEO has a targeted annual cash incentive award that is expressed as a percentage of his or her annual cash total target compensation. In 2021, 100% of the total annual cash target compensation was payable to our NEOs upon achievement of certain Company and individual performance levels.
Our annual incentive-based cash compensation is structured to motivate executives to achieve key performance objectives by rewarding the executives for such achievement. We seek to accomplish this by utilizing a balanced methodology that incorporates multiple financial and non-financial performance objectives developed through our annual strategic planning process.
For 2021, corporate goals were developed by our Compensation Committee and included targets pertaining to (a) identifying and acquiring a new operating company to replace the asset management business from the sale of Front Yard, (b) attempting to restructure the $250 million Series A Preferred Stock for the benefit of the common shareholders, (c) building and retaining a strong management team to acquire or build the future business lines of AAMC, and (d) continuing to maintain the Economic Development Commission status of the company as domiciled in the U.S. Virgin Islands.
The Compensation Committee determined to pay Messrs. Krallman and Sullivan the bonuses set forth in the table above for guiding the Company and its Interim Chief Executive Officer through 2021 after their predecessors abruptly resigned from the firm. Among other things, the Compensation Committee recognized that Messrs. Krallman and Sullivan helped to stabilize the organization during a time of transition, assisted the Special Committee in reviewing multiple business opportunities and ultimately assisted the Board in the development and announcement of its current business. In addition, during Mr. Krallman’s tenure, the Company was able to repurchase an additional $24.0 million of the Company’s Series A Preferred Stock at a significant discount to liquidation value. Finally, the Compensation Committee recognized the management team ability to maintain the Company’s EDC status during the ongoing COVID-19 pandemic. The Compensation Committee determined to pay the bonuses to Messrs. Krallman and Sullivan after the Company’s new business plan had been developed and announced and trading of the Company’s common stock re-commenced on the NYSE American.
2021 Equity Awards
On February 24, 2021, the Company granted 60,606 shares of restricted stock to Mr. Chatterjee, 8,523 shares of restricted stock to Mr. Moltke-Hansen, 9,470 shares of restricted stock to Mr. Singer. These shares had a weighted average grant date fair value per share of $26.25 and immediately vested.
On June 28, 2021, the Company granted 5,000 shares of restricted stock to Mr. Krallman with a weighted average grant date fair value per share of $19.64. 1,667 of these shares vested on June 28, 2022. The remaining restricted stock units will vest in two equal annual installments on June 28, 2023 and 2024 subject to forfeiture or acceleration.
On September 20, 2021, the Company granted 3,000 shares of restricted stock to Mr. Sullivan with a weighted average grant date fair value per share of $24.83. 1,000 of these shares vested on September 20, 2022. The remaining restricted stock units will vest in two equal annual installments on September 20, 2023 and 2024 subject to forfeiture or acceleration.
In determining the awards for our NEOs, the Compensation Committee considered the valuable and substantial contributions they had made to achieving AAMC’s strategic objectives, the importance to the Company of retaining and incentivizing them and the desire to have their cash compensation reduced and converted into the restricted stock awards so that the benefits of such grants only would be realized if the Company’s stock price were to increase.
Stock Ownership Policies
Although we do not have stock ownership requirements, our philosophy is that equity ownership by our directors and executives is important to attract, motivate, retain and to align their interests with the interests of our stockholders. The Compensation Committee believes that our various equity incentive plans are adequate to achieve this philosophy. We also maintain an insider trading policy detailing our trading window period for directors, executive officers and other employees.
Other Compensation
The Compensation Committee’s policy with respect to other employee benefit plans is to provide benefits to our employees, including executive officers that are comparable to benefits offered by companies of a similar size to ours. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.
Employment Agreements
Thomas K. McCarthy, Interim Chief Executive Officer
In accordance with his amended employment agreement, Mr. McCarthy was entitled to receive an annual base salary of $675,000. He was eligible to participate in the Company’s health and other welfare benefit plans on the same terms available to other senior executives. Upon termination of employment, Mr. McCarthy was eligible to receive only amounts accrued and unpaid as of the date of termination. He is subject to customary confidentiality and non-disparagement obligations.
Mr. McCarthy’s last day in his term as Interim Chief Executive Officer was May 31, 2022. On May 17, 2022, the Company entered into an amendment to his employment agreement, wherein the Company has agreed to pay Mr. McCarthy a bonus of $250,000 in recognition of his contribution to the Company during his tenure as Interim Chief Executive Officer subject to Mr. McCarthy releasing the Company from all claims arising from his employment and the termination of his employment with the Company, effective May 31, 2022.
Stephen R. Krallman, Chief Financial Officer
In accordance with his employment agreement, Mr. Krallman is entitled to receive an annual base salary of $325,000, with reduction in salary only as part of an across the board reduction in base salary of AAMC’s executives which is no more than 20%. Upon his relocation to the U.S. Virgin Islands, Mr. Krallman has received a housing allowance of $5,000 per month for living expenses. His annual target incentive bonus is $275,000, subject to Compensation Committee approval. Mr. Krallman received a cash signing bonus of $200,000 subject to an obligation to repay 100% of the signing bonus if terminated by the Company for Cause (as defined in his employment agreement) or without Good Reason (as defined in his employment agreement) within the first year following June 28, 2021 or 50% of such signing bonus if terminated by the Company for Cause or without Good Reason during the second year following June 28, 2021. Mr. Krallman received an initial equity award of 5,000 service-based restricted shares under the guidelines of the 2020 Equity Incentive Plan. The restricted shares will vest annually over a three-year period following the date of grant. He is eligible to participate in the Company’s health, life insurance, disability, retirement and other welfare plans on the same terms available to other senior executives. Upon termination of employment, Mr. Krallman will be eligible to receive accrued salary and benefits payable through the date of termination. He will be subject to customary confidentiality and non-disparagement obligations, as well as a twelve-month obligation not to solicit clients, customers or employees. In addition, if his employment is terminated by the Company for Cause or by Mr. Krallman without Good Reason, he will be subject to a twelve-month non-competition obligation. If his employment is terminated by the Company without Cause or by Mr. Krallman for Good Reason, Mr. Krallman will be entitled to receive severance equal to the sum of half his annual base salary and half his annual target bonus, payable in a lump sum 60 days after his termination date, and accelerated vesting of his equity awards (except as prohibited by the 2020 Equity Incentive Plan), in each case, subject to his execution of a customary release, providing, among other things, confirmation of his confidentiality, non-disparagement and non-solicitation obligations.
Kevin F. Sullivan, General Counsel, Corporate Secretary
In accordance with his employment agreement, Mr. Sullivan is entitled to receive an annual base salary of $450,000, with reduction in salary only as part of an across the board reduction in base salary of AAMC’s executives which is no more than 20%. His annual target incentive bonus is $250,000, subject to Compensation Committee approval. Mr. Sullivan received a cash signing bonus of $100,000 subject to an obligation to repay

100% of the signing bonus if terminated by the Company for Cause (as defined in his employment agreement) or without Good Reason (as defined in his employment agreement) within the first year following September 20, 2021 or 50% of such signing bonus if terminated by the Company for Cause or without Good Reason during the second year following September 20, 2021. Mr. Sullivan received an initial equity award of 3,000 service-based restricted shares under the guidelines 2020 Equity Incentive Plan. The restricted shares will vest annually over a three-year period following the date of grant. He is eligible to participate in the Company’s health, life insurance, disability, retirement and other welfare plans on the same terms available to other senior executives. Upon termination of employment, Mr. Sullivan will be eligible to receive accrued salary and benefits payable through the date of termination. He will be subject to customary confidentiality and non-disparagement obligations, as well as a twelve-month obligation not to solicit clients, customers or employees. In addition, if his employment is terminated by the Company for Cause or by Mr. Sullivan without Good Reason, he will be subject to a twelve-month non-competition obligation. If his employment is terminated by the Company without Cause or by Mr. Sullivan for Good Reason, Mr. Sullivan will be entitled to receive severance equal to the sum of half his annual base salary and half his annual target bonus, payable in a lump sum 60 days after his termination date, and accelerated vesting of his equity awards (except as prohibited by the 2020 Equity Incentive Plan), in each case, subject to his execution of a customary release, providing, among other things, confirmation of his confidentiality, non-disparagement and non-solicitation obligations.
Each of our executives during the 2021 calendar year had executed an Employee Intellectual Property and Confidentiality Agreement at the time they joined AAMC that contains covenants to maintain our confidential information and that all developments by such executive shall be our property.
Potential Payments upon Termination or Change in Control
The termination benefits payable to our current NEOs are described above under “Employment Agreements.”
The Compensation Committee may in its discretion revise, amend or add to the benefits of each executive officer. None of our executive officers currently has an arrangement in which they would be entitled to a payment on a change of control of AAMC, other than payments for termination described above to the extent the surviving party in a change of control transaction assumes the employment arrangements described above.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2021 with respect to compensation plans under which our equity securities are authorized for issuance (other than the 2016 Employee Preferred Stock Plan).
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders:
2012 Equity Incentive Plan	5,850	$4.36	—
2020 Equity Incentive Plan	—	$—	82,288

Equity Compensation Plans Not Approved by Security Holders:
Option Awards Agreement and Restricted Stock Award Agreement	—	—	40,000
Total	5,850	$4.36	122,288
The Equity Incentive Plans allow for grants to be made in a number of different forms, including but not limited to options, restricted stock, restricted stock units and stock appreciation rights. We granted options to purchase our common stock to the option holders of Altisource Portfolio Solutions S.A. (“ASPS”) under the 2012 Equity Incentive Plan and the 2012 Special Equity Incentive Plan in connection with the separation from ASPS. Other than the grant of these options, we have granted restricted shares of common stock under the 2020 Equity Incentive Plan, 2012 Equity Incentive Plan, and 2012 Special Equity Incentive Plan subject to the vesting requirements described in “Executive Compensation.” We do not expect to grant any additional options or restricted shares under the 2012 Special Equity Incentive Plan, which was limited to the grants on or prior to our separation from ASPS; all grants made after our separation from ASPS were made out of our 2012 Equity Incentive Plan or 2020 Equity Incentive Plan. We have also issued shares of common stock to our non-management directors in connection with their service on our Board as described above in “Director Compensation.”
During 2021, 8,000 restricted shares were issued with a weighted average grant date value per share of $21.58. These shares of service-based restricted stock awards were granted either as inducement awards or under our Equity Incentive Plans to members of management. These grants will vest in three equal annual installments based on the grant date(s), subject to forfeiture or acceleration.
2016 Employee Preferred Stock Plan
On May 26, 2016, the 2016 Employee Preferred Stock Plan (the “Employee Preferred Stock Plan”) was approved by our stockholders. Pursuant to the Employee Preferred Stock Plan, the Company may grant one or more series of non-voting preferred stock, par value $0.01 per share, in the Company to induce certain employees to become employed and remain employees of the Company in the U.S. Virgin Islands, and any of its future U.S. Virgin Island subsidiaries, to encourage ownership of shares in the Company by such U.S. Virgin Island employees and to provide additional incentives for such employees to promote the success of the Company’s business.
Pursuant to our stockholder approval of the Employee Preferred Stock Plan, on December 29, 2016, the Company authorized 14 additional series of preferred stock of the Company, consisting of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, Series L Preferred Stock, Series M Preferred Stock, Series N Preferred Stock and Series O Preferred Stock, and each series shall consist of up to an aggregate of 1,000 shares.
We have issued shares of preferred stock under the Employee Preferred Stock Plan to certain of our USVI employees. These shares of preferred stock are mandatorily redeemable by us in the event of the holder’s termination of service with the Company for any reason. At December 31, 2021 and 2020, we had 1,200 and 1,100 shares outstanding, respectively. No current NEO has been issued shares of preferred stock.
Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our NEOs as of December 31, 2021:
	STOCK AWARDS
(a)	(g)	(h)
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Thomas K. McCarthy	—	—
Stephen R. Krallman	5,000(2)	$89,500
Kevin F. Sullivan	3,000(3)	$53,700
Indroneel Chatterjee	(4)	—
Christopher Moltke-Hansen	—(5)	—
P. Graham Singer	—(5)	—
(1)
Represents the fair market value of the restricted shares as of December 31, 2021, based on the closing price of AAMC’s common stock, as quoted on NYSE American, of $17.90 per share on December 31, 2021.

(2)
The first tranche of Mr. Krallman’s service-based restricted shares vested on June 28, 2022, and the remaining shares will vest ratably on each of June 28, 2023 and 2024, subject to his continued employment with the Company.

(3)
The first tranche of Mr. Sullivan’s service-based restricted shares vested on September 20, 2022, and the remaining shares will vest ratably on each of September 20, 2023 and 2024, subject to his continued employment with the Company.

(4)	Mr. Chatterjee forfeited all of his unvested shares upon his termination for cause.
(5)	Messrs. Moltke-Hansen and Singer forfeited all of their service-based restricted shares upon their resignation without good reason.

Compensation Committee Report
Our Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management of the Company. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.
Compensation Committee:
John A. Engerman, Chair
John P. de Jongh, Jr., Director
Ricardo C. Byrd, Director

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal Two)
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2022. The Audit Committee has further directed that such appointment be submitted for ratification by our stockholders at the Annual Meeting.
Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from our stockholders. To ratify the appointment of Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2022, the affirmative vote of a majority of the votes cast at the Annual Meeting on the proposal is required.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

Report of the Audit Committee
The Audit Committee of the Board of Directors has:
•	Reviewed and discussed with management AAMC’s audited financial statements as of and for the year ended December 31, 2021;
•	Discussed with Ernst & Young LLP, AAMC’s independent registered public accounting firm, the matters required to be discussed under PCAOB standards; and
•
Received and reviewed the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence.

In reliance on the review and discussion referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the 2021 Annual Report.
November 14, 2022	Audit Committee:
John P. de Jongh, Jr., Chair
Ricardo C. Byrd, Director
John A. Engerman, Director

Ernst & Young LLP Fees
The following table shows the aggregate fees billed to AAMC for professional services by Ernst & Young LLP with respect to our fiscal year ended December 31, 2021 and 2020:
Category	2021	2020
Audit Fees	$472,494	$468,950
Audit-Related Fees	—	—
Tax Fees	16,640	17,546
All Other Fees	—	—
Total	$489,134	$486,496
Audit Fees. This category includes the aggregate fees and expenses billed for professional services rendered for the audits of AAMC’s consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, for reviews of the financial statements included in AAMC’s quarterly reports on Form 10-Q during those fiscal years and for services that are normally provided by the independent registered public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.
Tax Fees. This category would include the aggregate fees billed for professional services rendered by the independent registered public accounting firm for tax compliance and tax planning.
Audit Committee Pre-Approval Policy
The Audit Committee is required to pre-approve the audit and (unless the de minimis exception of applicable law permits) non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence.
Unless a type of service to be provided by the independent registered certified public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. For the fiscal year ended December 31, 2021 and 2020, all fees associated with the independent registered public accounting firm’s services were pre-approved by the Audit Committee.
The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
“SAY-ON-PAY”
(Proposal Three)
As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our NEOs as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our NEOs as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation,” and other narrative and tabular executive compensation disclosure in this Proxy Statement, as required by SEC rules.
Please read the “Executive Compensation” for additional details about our executive compensation programs, including information about the fiscal year 2021 compensation of our NEOs.
Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2022 Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Executive Compensation, the Summary Compensation Table and the other related tables and disclosures, and any related material disclosed in this Proxy Statement.”
Although this approval is advisory and non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our NEOs.
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,
ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Common Stock
The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2022 by:
•	each director, NEO as of December 31, 2021 and current executive officer of the Company;
•	all directors and current executive officers of the Company as a group; and
•	all persons known by the Company to own beneficially 5% or more of the outstanding common stock.
The table is based upon information supplied to us by directors, executive officers and principal stockholders and filings under the Exchange Act and is based on an aggregate of 1,777,205 shares issued and outstanding as of November 1, 2022, which does not include 1,647,853 shares held by us in treasury. Unless otherwise indicated, the address of our directors and executive officers is: Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.
Shares Beneficially Owned as of October 31, 2022
	Amount	Percent
Name of Beneficial Owner:
William C. Erbey(1)	805,749	45.33%
Theodore Walker Cheng-De King(2)	194,610	10.95%
	Amount	Percent
Directors and Officers:
Indroneel Chatterjee(3)	58,027	3.27%
Chris Moltke-Hansen(4)	4,774	*
P. Graham Singer(5)	5,303	*
Ricardo C. Byrd(6)	16,147	*
John A. Engerman(6)	9,517	*
John P. de Jongh, Jr.(6)	13,101	*
Thomas K. McCarthy	0	*
Jason Kopcak(7)	27,500	1.54%
Stephen Krallman(8)	7,000	*
Kevin Sullivan(9)	3,000	*
All directors and current Executive Officers as a Group (6 persons)(10)	76,265	4.29%
*	Less than 1%
(1)
Based on information contained in a Schedule 13D/A filed with the SEC on August 15, 2022 by Mr. Erbey. Includes 805,749 shares of common stock held by E. Elaine Erbey, Mr. Erbey’s spouse, for which Mr. and Mrs. Erbey claim shared voting and dispositive power.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on August 16, 2022 by Mr. Cheng-de King
(3)
Based on information contained in a Form 4 filed by Mr. Chatterjee on February 26, 2021. Does not include the 40,000 unvested restricted shares of common stock, which were forfeited upon Mr. Chatterjee’s termination for cause. Mr. Chatterjee also owns 100 shares of Series L Preferred Stock, which are excluded from the table above because such shares are not transferable and have no voting power.

(4)
Based on information contained in a Form 4 filed by Mr. Moltke-Hansen on February 26, 2021. Does not include 5,000 unvested restricted shares of common stock, which were forfeited upon Mr. Moltke-Hansen’s resignation.

(5)
Based on information contained in a Form 4 filed by Mr. Singer on February 26, 2021. Does not include 5,000 unvested restricted shares of common stock, which were forfeited upon Mr. Singer’s resignation.

(6)
Includes 2,412 shares issuable to each of Messrs. Byrd and Engerman and de Jongh, Jr. for service on our Board for the 2021 to 2022 service year that vested pursuant to the AAMC 2020 Equity Incentive Plan.

(7)
Based on information contained in a Form 3 filed by Mr. Kopcak on May 20, 2022. Additionally, pursuant to Mr. Kopcak’s employment contract, on March 16, 2022, Mr. Kopcak received an initial equity award consisting of 22,500 restricted shares. The restricted shares are to vest annually over a three-year period following the start date of his employment on May 15, 2022

(8)
Based on information contained in a Form 4 on April 27, 2022. Additionally, pursuant to Mr. Krallman’s employment contract, on June 28, 2021, Mr. Krallman received an initial equity award consisting of 5,000 restricted shares. The restricted shares are to vest annually over a three-year period following the date of grant.

(9)
Pursuant to Mr. Sullivan’s employment contract, on September 20, 2021, Mr. Sullivan received an initial equity award consisting of 3,000 restricted shares. The restricted shares are to vest annually over a three-year period following the date of grant.

(10)	Includes Messrs. Byrd, Engerman, de Jongh, Jr., Kopcak, Krallman and Sullivan.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon the Company’s review of Section 16(a) reports and related written representations, the Company believes that, other than the late filings previously disclosed in our SEC filings, all filing requirements applicable to its executive officers, directors and greater than 10% shareholders pursuant to Section 16(a) of the Exchange Act were complied with during the year ended December 31, 2021.

BUSINESS RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transaction Policy
The Board has adopted policies and procedures for the review, approval and monitoring of transactions involving AAMC and related persons (directors, nominees for election as director and NEOs or their immediate family members or stockholders owning 5% or greater of the Company’s outstanding stock or their immediate family members) within our written Code of Business Conduct and Ethics, which is available at www.altisourceamc.com. The policies and procedures are not limited to related person transactions that meet the threshold for disclosure under the relevant SEC rules as the policies and procedures broadly cover any situation in which a conflict of interest may arise.
Any situation that potentially involves a conflict of interest is to be immediately disclosed to the Company’s General Counsel who, in consultation with management and the Audit Committee chair and with outside counsel, as appropriate, must assess the nature and extent of any concern and then recommend any follow up action, as needed. The General Counsel will notify the Chair of the Audit Committee if any such situation requires notice to or approval of the Audit Committee of the Board of Directors.
Related persons are required to obtain the approval of the Audit Committee of the Board for any transaction or situation that may pose a conflict of interest. In considering a transaction, the Audit Committee will consider all relevant factors including, but not limited to, (i) whether the transaction is in the best interests of AAMC; (ii) alternatives to the related-person transaction; (iii) whether the transaction is on terms comparable to those available to third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to AAMC.
Putnam Transaction
On July 18, 2022, AAMC entered into an agreement (the “Purchase Agreement”) with Putnam Focused Equity Funds, a Series of Putnam Funds Trust (“Putnam”) in which the Company repurchased 286,873 shares of common stock of the Company from Putnam. The aggregate purchase price for such shares of common stock was $2,868,730 or $10 per share.
Pursuant to the Purchase Agreement, the Company and Putnam also agreed to terminate the most favored nation clause granted to Putnam in the settlement agreement between Putnam and the Company dated February 17, 2021 (the “Settlement Agreement”) requiring the Company to pay Putnam the difference, subject to certain terms and conditions, if the Company enters into a mutually agreed settlement with another holder of the Company’s Series A preferred stock (the “Preferred Shares”) at a higher value per Preferred Share than provided to Putnam under the Settlement Agreement. The Company and Putnam also agreed to terminate all of Putnam's shareholder voting obligations included in the Settlement Agreement.
Relationship with Front Yard
On August 13, 2020, AAMC and Front Yard Residential Corporation (“Front Yard”) entered into a Termination and Transition Agreement, pursuant to which Front Yard acquired the equity interests of AAMC's India subsidiary. On January 1, 2021, in connection with the Termination Agreement and Transition Agreement, the Company completed the sale of its India subsidiary.
Executive Arbitrations
Former Chief Executive Officer, Indroneel Chatterjee
On May 3, 2021, Mr. Chatterjee, commenced an arbitration against the Company and each of its directors. The arbitration complaint alleges that the Company’s April 16, 2021 for cause termination of Mr. Chatterjee was in breach of Mr. Chatterjee’s Amended and Restated Employment Agreement and made extra contractual claims against the Company for not affording Mr. Chatterjee a “fair procedure” and placed him in a “false light” by disclosing Mr. Chatterjee’s termination in its public announcement of the for cause termination. In addition, the arbitration complaint also asserts a tort claim against each of the Company’s directors relating to that termination and against the Company for its April 16, 2021 public announcement of the for cause termination. Mr. Chatterjee’s arbitration complaint seeks unspecified damages for his contract claims including for loss of income, stock and bonus, and punitive damages on his tort claims. On June 10, 2021, the Company and its directors responded to the arbitration complaint and advanced counterclaims against Mr. Chatterjee. On October 20, 2021, the arbitrator granted the Company’s motion to dismiss with respect to Mr. Chatterjee’s “fair procedure” and “false light” claims, but denied the motion to dismiss the tort claim against each of the directors. Following the close of discovery on July 11, 2022, the Company moved for summary judgment seeking dismissal of Mr. Chatterjee's remaining claims against the Company and against its directors, and further seeking entry of judgment on the majority of the Company's counterclaims. On July 21, 2022, the Company and its directors filed a motion alleging that Mr. Chatterjee had engaged in fraud and seeking as sanctions for that abuse both the dismissal of all of Mr. Chatterjee's claims and the payment of the Company's legal fees resulting from that alleged abuse. Following briefing by all parties on the summary judgment and sanction motions, on October 19, 2022, the arbitrator found that Mr. Chatterjee engaged in serious and repeated misconduct, attempting to perpetrate a fraud on the arbitrator and the Company and accordingly (i) dismissed all of Mr. Chatterjee's remaining claims, both as a sanction for his misconduct and, independently, on the merits of the Company’s motion for summary judgment; (ii) granted summary judgment on one of the Company's counterclaims requiring Mr. Chatterjee to pay the Company $400,000 (the return of half of his initial signing bonus); and, (iii) ordered that Mr. Chatterjee, as a further sanction for his misconduct, reimburse the Company for all expenses it incurred directly and solely as a result of his misconduct (which dollar amount has now been set at approximately $140,000).
Former General Counsel, Graham Singer
On June 25, 2021, Mr. Singer commenced an arbitration against the Company and its subsidiary AAMC US, Inc. regarding his compensation and the terms of his employment. The Company had previously demanded that Mr. Singer return his signing bonus in accordance with the terms of his employment agreement. The Company and Mr. Singer settled all claims and counterclaims and the Company paid Mr. Singer’s counsel $70,000.

STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in next year’s proxy statement and for consideration at the next annual meeting of stockholders (“2023 Annual Meeting”). Any proposal that a stockholder desires to have included in our proxy materials in connection with the 2023 Annual Meeting must meet the requirements of Rule 14a-8 under the Exchange Act and must be submitted in writing no later than July 16, 2023 (120 days prior to the anniversary of this year’s mailing date), to our Corporate Secretary at 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820. In accordance with Rule 14a-8, this deadline could change if the 2022 Annual Meeting date is held sooner or later.
We did not receive notice of any stockholder proposals relating to the Annual Meeting. If any other matters properly come before the 2022 Annual Meeting of Stockholders, the persons designated as proxies intend to vote in accordance with their discretion on such matters.
ANNUAL REPORTS
A copy of our 2021 Annual Report was made available to stockholders on March 31, 2022, and an amendment to the Annual Report on Form 10-K/A for the year ended December 31, 2021 with Part III information was made available to stockholders on May 2, 2022. The 2021 Annual Report can be found on our website www.altisourceamc.com under “Stockholders – Financial Information.”
We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote as of the record date for the meeting, on written request, a copy of our 2021 Annual Report, required to be filed by us with the SEC under the Exchange Act. Such requests should be directed to Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820.

OTHER MATTERS
Proxies may be solicited on behalf of the Board by mail or electronic means. Additionally, we may hire a proxy solicitor to help reach the quorum requirement. If we do so, we will pay a reasonable fee in relation to these services.
Copies of the 2021 Annual Report and this Proxy Statement will be made available to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our directors, officers and employees may solicit proxies personally or by telephone without additional compensation.
The shares represented by all valid proxies received by phone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) “FOR” each of the four (4) nominees for director; (2) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ended December 31, 2022; and (3) “FOR” the approval, on an advisory basis, of the compensation of the Company’s NEOs. Should any matter not described above be properly presented at the meeting, each proxy received will be voted in accordance with the discretion of the persons appointed as proxies.
If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your broker, bank or other nominee may only deliver one (1) copy of this proxy statement and our 2021 Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one (1) or more of the stockholders. Stockholders at an address to which a single copy of this Proxy Statement and our 2021 Annual Report was sent may request a separate copy by contacting Investor Relations at Altisource Asset Management Corporation, 5100 Tamarind Reef, Christiansted, United States Virgin Islands 00820, or by calling our Corporate Secretary at (704) 275-9113. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address.
The Board knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy card intend to vote on those matters in accordance with their best judgment.
It is important that proxies be returned promptly. Stockholders are urged to vote via the Internet or by telephone by following the instructions in the proxy card or to complete and mail the proxy card in the accompanying pre-paid envelope.

ALTISOURCE ASSET MANAGEMENT CORPORATION
5100 TAMARIND REEF
CHRISTIANSTED, VI 00820

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on December 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AAMC2022AM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on December 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D92545-P81844

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTISOURCE ASSET MANAGEMENT CORPORATION

The Board of Directors recommends you vote FOR the following nominees:

Nominees:	**For**	**Against**	**Abstain**
1a. Ricardo C. Byrd	☐	☐	☐
1b. John A. Engerman	☐	☐	☐
1c. John P. de Jongh, Jr.	☐	☐	☐
1d. Jason Kopcak	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Form 10-K/A are available at www.proxyvote.com.

D92546-P81844

ALTISOURCE ASSET MANAGEMENT CORPORATION
Annual Meeting of Stockholders
December 14, 2022 9:30 AM AST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason Kopcak and Kevin F. Sullivan, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTISOURCE ASSET MANAGEMENT CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, Atlantic Standard Time on December 14, 2022 at the Company's office, located at 5100 Tamarind Reef, Christiansted, USVI 00820 and broadcast online via live webcast at www.virtualshareholdermeeting.com/AAMC2022AM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side